Exhibit 10.8

FOURTH AMENDMENT TO LEASE

I.
PARTIES AND DATE.

This Fourth Amendment to Lease (“Amendment”) dated November 20, 2023 is made by and between SILICON VALLEY CENTER OFFICE LLC, a Delaware limited liability company (“Landlord”), and TECHPOINT, INC., a Delaware corporation, (“Tenant”).

II.
RECITALS.

Landlord and Tenant (as successor in interest to Techpoint, Inc., a California corporation) entered into an office space lease dated September 22, 2014, which lease was amended by a First Amendment to Lease dated October 31, 2016, a Second Amendment to Lease dated October 7, 2019, and a Third Amendment to Lease dated August 9, 2021 (as amended, the “Lease”) for space consisting of 8,512 rentable square feet located at 2550 N. First Street, Suite 550, San Jose, California (the “Premises”).

Landlord and Tenant each desire to modify the Lease to extend the Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.
MODIFICATIONS.

A.
Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.
Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: The Term of this Lease shall expire on May 31, 2026.”

2.
Item 6 shall be amended by adding the following:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
4/1/24 to 3/31/25	$3.50	$30,117.50
4/1/25 to 3/31/26	$3.61	$31,064.05
4/1/26 to 5/31/26	$3.72	$32,010.60

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under the Lease, Tenant shall be entitled to an abatement of 2 full calendar months of Basic Rent in the aggregate amount of $60,235 (i.e., $30,117.50 per month) (the “Fourth Amendment Abated Basic Rent”) for the period commencing April 1, 2024 and ending May 31, 2024

(the “Fourth Amendment Abatement Period”). In the event Tenant Defaults at any time during the Term, as extended herein, all Fourth Amendment Abated Basic Rent shall immediately become due and payable. The payment by Tenant of the Fourth Amendment Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to the Lease or at law or in equity. Only Basic Rent shall be abated during the Fourth Amendment Abatement Period and all other additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

3.
Effective as of April 1, 2024, Item 7 shall be deleted in its entirety and the following substituted in lieu thereof:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2024 (the

“Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12-month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

4.
Effective as of April 1, 2024, Item 8 shall be deleted in its entirety and the following substituted in lieu thereof:

“8. Floor Area of Premises: approximately 8,605 rentable square feet

Floor Area of Building: approximately 72,058 rentable square feet”

B.
Remeasurement. Landlord has measured the Premises using Stevenson Systems, which measurement system is computed similarly in accordance with The American National Standard method floor area in office buildings of Building Owners and Managers Association.

C.
Security Deposit. No additional security deposit shall be required in connection with this Amendment.

D.
Condition of the Premises. Tenant acknowledges that it is currently occupying the Premises and that it is satisfied with the condition thereof. Tenant waives any right or claim against Landlord arising out of the condition of the Premises.

E.
Acceptance of Premises. Tenant acknowledges that the lease of the Premises pursuant to this Amendment shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever, except that Landlord hereby agrees to complete the 2023 Tenant Improvements in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

IV.
GENERAL.

A.
Effect of Amendment. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.
Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.
Counterparts; Digital Signatures. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties expressly agree that one or each of the parties may execute and deliver this Amendment electronically using a certificate-based electronic signature and delivery software service approved and initiated by Landlord that provides an audit trail and method for authenticating signers (the “Approved Service”). The Approved Service shall have the same legal effect as a handwritten signature and shall be admissible evidence of the parties' mutual intent to be legally bound by this Amendment. The parties declare that they have received all of the information required to be fully aware of the certificate based electronic signature software process and each party hereby waives any claim which it may have against the enforceability of this Amendment based on the use of the Approved Service.

D.
Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.
Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.
California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.”

G.
Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.
Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.
Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Colliers (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.
EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.”

above.

LANDLORD:

SILICON VALLEY CENTER OFFICE LLC,

a Delaware limited liability company

By: /s/ Steven M. Case	By: /s/ Fumihiro Kozato
Steven M. Case	Fumihiro Kozato
Executive Vice President, Leasing	President and CEO
& Marketing Office Properties

By: /s/ Holly McManus
Holly McManus
Vice President, Operations
Office Properties

EXHIBIT X

WORK LETTER

Landlord shall cause its contractor to make the following improvements to the Premises: Repair damaged millwork and wall in the bathroom due to a water leak (“2023 Tenant Improvements”). Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the 2023 Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within 3 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be with reasons specified. Landlord may require that one or more designated subtrades be union contractors.

In the event that Tenant requests any changes or additional work (“Changes”), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost such change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the 2023 Tenant Improvement work resulting from the change order. It is understood that Landlord shall have no obligation to interrupt or modify the 2023 Tenant Improvement work pending Tenant's approval of a change order.

It is understood that some or all of the 2023 Tenant Improvements shall be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result. Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that no rental abatement shall result while the 2023 Tenant Improvements are completed in the Premises.

Tenant hereby designates Arthur Nguyen, Telephone No. (408) 621-9760, e-mail anguyen@techpointinc.com, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

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